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                                                                     Exhibit 3.1

                         CERTIFICATE OF INCORPORATION

                                      OF

                                 2BRIDGE, INC.

                                      I.

     The name of this corporation is 2Bridge, Inc. (the "Corporation").

                                      II.

     The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                     III.

     The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                      IV.

     The Corporation is authorized to issue two classes of shares to be designated respectively Common Stock, par value $0.0001 per share (the "Common Stock"), and Preferred Stock, par value $0.0001 per share (the "Preferred Stock"). The total number of shares of Common Stock the Corporation shall have authority to issue is 47,000,000. The total number of shares of Preferred Stock the Corporation shall have authority to issue is 23,868,514: 3,871,300 of which shares shall be designated Series A Preferred Stock ("Series A Preferred"), 7,797,214 of which shares shall be designated Series B Preferred Stock ("Series B Preferred"), 9,700,000 of which shares shall be designated Series C Preferred Stock ("Series C Preferred") and 2,500,000 of which shares shall be designated Series D Preferred Stock ("Series D Preferred").

     Upon the automatic conversion of all outstanding shares of Preferred Stock in accordance with the provisions of Article IV, Section 4(a)(2) of this Certificate of Incorporation (the "Automatic Conversion Event"), the Company shall immediately thereafter be authorized to issue two classes of stock to be designated, respectively, Common Stock, par value $0.0001 per share, and Preferred Stock, par value $0.0001 per share. After the Automatic Conversion Event, the total number of shares of Common Stock the Corporation shall have authority to issue shall be 100,000,000, and the total number of shares of Preferred Stock the Company shall have the authority to issue shall be 5,000,000. After the Automatic Conversion Event, the Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested
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in the Board of Directors). With respect to such series, the Board of Directors is authorized (i) to determine the number of shares of any such series and the designation thereof, (ii) to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and (iii) within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

     Immediately following any Automatic Conversion Event, the Board of Directors is authorized, without the further consent or approval of the stockholders of the Company, to amend and restate this Certificate of Incorporation to show the authorized classes of capital stock as set forth in the preceding paragraph and to eliminate all references in this Certificate of Incorporation to the rights, preferences, privileges and restrictions of the series of Preferred Stock converted to Common Stock (and, in connection with any such amendment and restatement, to renumber the remaining provisions of the Certificate of Incorporation).

     The Corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of the Preferred Stock.

     The relative rights, preferences, privileges and restrictions granted to or imposed on the respective classes of the shares of capital stock or the holders thereof are as follows:

          1.   Voting Rights.
               -------------

               (a) Except as otherwise provided in this Certificate of Incorporation or as required by law, the holders of the Preferred Stock will be entitled to notice of any meeting of stockholders of the Corporation and to vote upon any matter submitted to stockholders or a class of stockholders that includes the Preferred Stock on the following basis: each share of Preferred Stock will be treated as the number of shares of Common Stock into which such share could be converted on the record date fixed for the vote or consent of stockholders.

               (b) So long as at least 2,000,000 shares of Series C Preferred are outstanding, the holders of outstanding shares of Series C Preferred will be entitled, voting as a separate class, to elect one (1) director. So long as at least 2,000,000 shares of Series B Preferred are outstanding, the holders of outstanding shares of Series B Preferred will be entitled, voting as a separate class, to elect one (1) director. So long as at least 1,250,000 shares of Series A Preferred are outstanding, the holders of outstanding shares of Series A Preferred will be entitled, voting as a separate class, to elect two (2) directors. So long as either the holders of Series A Preferred, Series B Preferred, or Series C Preferred have the right to elect a director, the holders of outstanding shares of Common Stock, voting as a separate class, will be entitled to elect one (1) director, and the holders of Common Stock and Series D Preferred, voting together as a class, will be entitled to elect one (1) director. Any remaining members of the Board of Directors of the Corporation shall be elected by

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holders of outstanding shares of Common Stock and Preferred Stock, voting together as a single class. Any director elected solely by the holders of a particular class or series of stock, may be removed, either with or without cause, by, and only by, the affirmative vote of the holders of a majority of the shares of that class or series of stock, either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created or otherwise resulting may be filled by, and only by, the holders of the class or series of stock whose right to such Board of Directors position are affected by such vacancy.

               (c) Except as otherwise required by law or provided by in the Corporation's Articles of Incorporation, a majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum at a meeting of stockholders; provided that for action upon any matter as to which holders of shares are entitled to vote as a class, a majority of the shares of such class, represented in person or by proxy, will constitute a quorum.

          2.   Dividends. The holders of the Preferred Stock will be entitled to
               ---------
receive, when, as and if declared by the Board of Directors out of any assets at the time legally available therefor, noncumulative cash dividends at the rate of five percent (5%) of the Original Purchase Price (as defined in Section 3(a) below) per annum per share of Preferred Stock (as appropriately adjusted for stock splits or combinations of the Preferred Stock). No dividend shall be declared or paid or other distributions made (other than those payable solely in shares of Common Stock) with respect to the Common Stock during any fiscal year of the Corporation until any declared dividends in the aforesaid amounts on the outstanding shares of Preferred Stock shall have been paid in such fiscal year. The holders of the Preferred Stock will also be entitled to participate pro rata in any dividends paid on the Common Stock on an as-if-converted into Common Stock basis.

          3.   Liquidation Preference.
               ----------------------

               (a) For purposes hereof, the "Original Purchase Price" of the Series A Preferred is $0.8718 per share, and the "Original Issue Date" is the effective date of the initial sale of Series A Preferred. The "Original Purchase Price" of the Series B Preferred is $1.4081 per share, and the "Original Issue Date" is the effective date of the initial sale of Series B Preferred. The "Original Purchase Price" of the Series C Preferred is $2.1328 and the "Original Issue Date" is the effective date of the initial sale of Series C Preferred. The "Original Purchase Price" of the Series D Preferred is $6.4347 per share, and the "Original Issue Date" is the effective date of the initial sale of the Series D Preferred.

               (b) In the event of the liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the following shall apply:

                    (1) For each share of the Series C Preferred or Series D Preferred then held, the holders of the Series C Preferred and Series D Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to any other holders of the Preferred Stock or Common Stock by reason of their ownership thereof, an amount equal to the Original Purchase Price of the Series C Preferred or Series D Preferred, as the case may be (as appropriately adjusted for stock splits, stock dividends, recapitalizations,

                                      -3-
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combinations and the like (collectively "Recapitalizations")) plus all declared and unpaid dividends with respect thereto (the "Series C and Series D Liquidation Preference"). If, upon occurrence of such event the assets and funds thus distributed among the holders of the Series C Preferred and the Series D Preferred shall be insufficient to permit the payment to the holders of the Series C Preferred and the Series D Preferred of the full Series C and D Liquidation Preference, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably, on an equal priority, pari passu basis among the holders of Series C Preferred and Series D Preferred based on their relative preferential amounts;

                    (2) After the payment of the Series C and D Liquidation Preference for each share of the Series A Preferred or Series B Preferred then held, the holders of the Series A Preferred and Series B Preferred shall be entitled to receive, prior and in preference to any distribution of any assets or surplus funds of the Corporation to any holders of the Common Stock by reason of their ownership thereof, an amount equal to the Original Purchase Price of the Series A Preferred or Series B Preferred (as appropriately adjusted for any Recapitalizations) plus all declared and unpaid dividends with respect thereto (the "Series A and B Liquidation Preference"). If, upon occurrence of such event the assets and funds thus distributed among the holders of the Series A Preferred and the Series B Preferred shall be insufficient to permit payment to the holders of the Series A Preferred and the Series B Preferred of the full Series A and B Liquidation Preference, then, after the payments required by
Section 3(b)(1) above shall have been made, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably, on an equal priority, pari passu basis among the holders of Series A Preferred and Series B Preferred based on their relative preferential amounts;

                    (3) After the payment of the Series C and D Liquidation Preference and Series A and B Liquidation Preference to the holders of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred, the holders of the Preferred Stock and the holders of the Common Stock will then be entitled to receive their pro rata share (on an as-converted basis) of the remaining assets and funds of the Corporation until the holders of the Series A Preferred have received, in the aggregate, $1.3077 per share, the Series B Preferred holders have received, in the aggregate, $2.1122 per share, the Series C Preferred holders have received, in the aggregate, $2.666 per share, and the Series D Preferred holders have received, in the aggregate, $8.0375 per share (including the Series A and B Liquidation Preference and the Series C and D Liquidation Preference, as applicable).

                    (4) then, after payment has been made to the holders of the Preferred Stock of the full amounts to which they are entitled as set forth in clauses (1), (2), and (3) of this Section 3(b), all remaining assets and funds of the Corporation will be distributed ratably among the holders of the Corporation's Common Stock.

               (c) A liquidation, dissolution or winding up for the purposes of this Section 3 includes (i) a sale, lease or disposition of all or substantially all of the assets of the Corporation, (ii) a merger or consolidation of the Corporation with or into any other corporation or corporations or other entity, or any other corporate reorganization, where the stockholders of the

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Corporation immediately prior to such event do not obtain or retain in excess of fifty percent (50%) interest in the outstanding equity of the successor entity, and (iii) the sale by the stockholders to any other corporation or corporations or other entity or entities, or person or persons,of in excess of fifty percent (50%) of the then outstanding shares (on an as-converted into Common Stock basis) of the Corporation's stock.

          4.   Conversion Rights.
               -----------------

               (a)  Right to Convert.
                    ----------------

                    (1)  Optional Conversion. Each share of Preferred Stock will
                         -------------------
be convertible, at the option of the holder thereof, at the office of the Corporation or any transfer agent for the Preferred Stock, into Common Stock. The number of shares of Common Stock into which each share of Preferred Stock will be converted will be equal to the Original Purchase Price of Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred as applicable, divided by the Conversion Price (as hereafter defined) for such Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred, such conversion ratio being referred to as the "Conversion Rate." The initial Conversion Price for Series A Preferred will be the Original Purchase Price of Series A Preferred, the initial Conversion Price for the Series B Preferred will be the Original Purchase Price of Series B Preferred, the initial Conversion Price for Series C Preferred will be the Original Purchase Price of Series C Preferred and the initial Conversion Price for the Series D Preferred will be the Original Purchase Price of Series D Preferred. Upon any decrease or increase of the Conversion Price or the Conversion Rate for Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred, as described in this Section 4, the Conversion Rate or Conversion Price, as the case may be, for Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred, will be increased or decreased appropriately.

                    (2)  Automatic Conversion of Preferred Stock. Each share of
                         ---------------------------------------
Preferred Stock automatically will be converted into shares of Common Stock at the then effective Conversion Rate at the earlier of:

                         (i)  in the case of the Series A Preferred, the
voluntary conversion or consent to conversion of at least a majority of the outstanding shares of Series A Preferred; in the case of the Series B Preferred, the voluntary conversion or consent to conversion of at least a majority of the outstanding shares of Series B Preferred; in the case of the Series C Preferred, the voluntary conversion or consent to conversion of at least a majority of the outstanding shares of Series C Preferred; and in the case of the Series D Preferred, the voluntary conversion or consent to conversion of at least a majority of the outstanding shares of Series D Preferred; or

                         (ii) immediately upon the closing of the sale of stock
pursuant to a registration statement under the Securities Act of 1933, as amended, for a firm commitment underwritten public offering (other than a registration on Form S-8, Form S-4 or comparable forms) covering the Corporation's Common Stock which results in aggregate cash proceeds (prior to underwriters' commissions and expenses) to the Corporation of at least twenty million dollars ($20,000,000), after deduction of underwriting discounts and commission and

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offering expenses and which has a public offering price of not less than five dollars ($5.00) per share (as appropriately adjusted for any Recapitalizations).

Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(b)of this Article IV.

                    (3)  Fractional Shares Upon Conversion. No fractional shares
                         ---------------------------------
of Common Stock will be issued upon conversion of Preferred Stock and any fractional share which otherwise would result from conversion by a holder of all of the holder's shares of Preferred Stock (taken together as a group) will be redeemed by payment in an amount equal to such fraction of the then effective Conversion Price as promptly as funds legally are available therefor.

               (b)  Mechanics of Conversion. Upon conversion, the holder of
                    -----------------------
Preferred Stock will surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and will give written notice to the Corporation stating the name or names in which the holder wishes the certificate or certificates for shares of Common Stock to be issued; provided, however, that in the event of an automatic conversion pursuant to this paragraph (b), the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, further, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless either the certificates evidencing such shares of Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the Preferred Stockholder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation, as soon as practicable thereafter, will issue and deliver at such office to such holder of Preferred Stock or to such holder's nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which the holder will be entitled as aforesaid, and the Corporation shall promptly pay in cash, or to the extent sufficient funds are not legally available therefor, in Common Stock (at the Common Stock's fair market value determined by the Board of Directors as of the date of such conversion), any declared and unpaid dividends on the shares of Preferred Stock being converted. Any conversion will be deemed to have been made immediately prior to the close of business on the date of the event of conversion, in the event of automatic conversion hereunder, or, in the event of voluntary conversion, immediately prior to the close of business on the date when the Corporation receives a holder's certificate or certificates for the Preferred Stock and any other documents or instruments required hereunder or by applicable law, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion will be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act the conversion may, at the option of any holder tendering such Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive Common Stock

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upon conversion of such Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

               (c)  Adjustment for Subdivisions or Combinations of Common Stock.
                    -----------------------------------------------------------
In the event the Corporation at any time or from time to time after the Original Issue Date effects a subdivision or combination of its outstanding Common Stock into a greater or lesser number of shares without a proportionate and corresponding subdivision or combination of its outstanding Preferred Stock, then the existing Conversion Price for the Series A Preferred, the Series B Preferred, the Series C Preferred and Series D Preferred, respectively, will be decreased or increased proportionately.

               (d)  Adjustment for Dividends, Distributions and Common Stock
                    --------------------------------------------------------
Equivalents. In the event the Corporation at any time or from time to time
-----------
after the Original Issue Date makes or issues, or fixes a record date for the determination of holders of Common Stock (but not holders of the Preferred Stock) entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights (hereinafter referred to as "Common Stock Equivalents") convertible into or entitling the holder thereof to receive additional shares of Common Stock without payment of any consideration by such holder for such Common Stock Equivalents or the additional shares of Common Stock, then and in each such event the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable in payment of such dividend or distribution or upon conversion or exercise of such Common Stock Equivalents will be deemed to be issued and outstanding as of the time of such issuance or, in the event such a record date has been fixed, as of the close of business on such record date. In each such event, the then existing Conversion Rate for each series of Preferred Stock will be increased as of the time of such issuance or, in the event such a record date has been fixed, as of the close of business on such record date, by multiplying the Conversion Rate for the Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred as applicable, by a fraction:

                         (i)  the numerator of which will be the total number of
shares of Common Stock issued and outstanding (or so deemed) immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend; and

                         (ii) the denominator of which will be the total number
of shares of Common Stock issued and outstanding (or so deemed) immediately prior to the time of such issuance or the close of business on such record date; provided that if such record date has been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Rate for the Preferred Stock will be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Rate for each series of Preferred Stock will be adjusted pursuant to this Section 4(d) as of the time of actual payment of such dividends or distribution.

               (e)  Adjustment for Sale of Shares. If at any time after the
                    -----------------------------
Original Issue Date, the Corporation issues or sells any shares of its Common Stock (other than shares of Common

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Stock (i) issued on conversion of Preferred Stock; (ii) issued either directly or upon exercise of options or warrants or issuance of shares of Common Stock to employees, officers, directors and independent contractors of the Corporation and its subsidiaries pursuant to stock purchase or stock option plans, agreements or other similar arrangements that are approved unanimously by the Board of Directors (the "Compensatory Shares"); or (iii) issued either directly or upon exercise of options or warrants issued in connection with equipment lease financing or other similar financing arrangements approved unanimously by the Board of Directors (the "Lease Financing Shares")) for a consideration per share less than the then effective Conversion Price, then and in each such case, the Conversion Price for the Series A Preferred, the Series B Preferred, the Series C Preferred and the Series D Preferred, respectively, will be reduced to a price (calculated to the nearest cent) determined by multiplying such applicable Conversion Price by a fraction (a) the numerator of which will be the number of shares of Common Stock outstanding (or issuable upon conversion of the Preferred Stock) immediately prior to such issuance or sale plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for such issuance or sale would purchase at such applicable Conversion Price, and (b) the denominator of which will be the number of shares of Common Stock outstanding (or issuable upon conversion of the Preferred Stock) immediately after the Common Stock proposed to be issued or sold is issued or sold; provided that such fraction will in no event be greater than one (1). For purposes of this Section 4(e), the shares of Common Stock issuable upon conversion of the Preferred Stock (without regard to adjustments in this Section 4(e)), the Compensatory Shares (to the extent issued or subject to outstanding options), and the Lease Financing Shares (to the extent issued or subject to outstanding options) will be deemed to be outstanding on the Original Issue Date.

     For the purpose of making any adjustment in the Conversion Price as provided above, the consideration received by the Corporation for any issuance or sale of Common Stock will be computed:

                    (1) to the extent it consists of cash, as the amount of cash received by the Corporation before deduction of any offering expenses payable by the Corporation and any underwriting or similar commissions, compensation, or concessions paid or allowed by the Corporation in connection with such issuance or sale;

                    (2) to the extent it consists of property other than cash, at the fair market value of that property as determined in good faith by the Corporation's Board of Directors; and

                    (3) if Common Stock is issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Common Stock.

     If the Corporation (a) grants any rights or options (other than rights or options issued in connection with the Compensatory Shares and Lease Financing Shares as described above) to subscribe for, purchase, or otherwise acquire shares of Common Stock, or (b) issues or sells any security convertible into shares of Common Stock, then, in each case, the price per share of

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Common Stock issuable on the exercise of the rights or options or the conversion of the securities will be determined by dividing the total amount, if any, received or receivable by the Corporation as consideration for the granting of the rights or options or the issuance or sale of the convertible securities, plus the minimum aggregate amount of additional consideration payable to the Corporation on exercise or conversion of the securities, by the maximum number of shares of Common Stock issuable on such exercise or conversion. Such granting or issuance or sale will be considered to be an issuance or sale for cash of the maximum number of shares of Common Stock issuable on exercise or conversion at the price per share determined under this subsection, and the Conversion Price for the Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred, as applicable, will be adjusted as above provided to reflect (on the basis of that determination) the issuance or sale. No further adjustment of the Conversion Price for the Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred will be made as a result of the actual issuance of shares of Common Stock on the exercise of any such rights or options or the conversion of any such convertible securities, except as set forth below.

     Upon the redemption or repurchase of any such securities or the expiration or termination of the right to convert into, exchange for, or exercise with respect to, Common Stock, the Conversion Price for the Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred will be readjusted to such price as would have been obtained had the adjustment made upon their issuance been made upon the basis of the issuance of only the number of such securities as were actually converted into, exchanged for, or exercised with respect to, Common Stock. If the purchase price or conversion or exchange rate provided for in any such security changes at any time, then, upon such change becoming effective, the Conversion Price for the Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred then in effect will be readjusted forthwith to such price as would have been obtained had the adjustment made upon the issuance of such securities been made upon the basis of
(a) the issuance of only the number of shares of Common Stock theretofore actually delivered upon the conversion, exchange or exercise of such securities, and the total consideration received therefor, and (b) the granting or issuance, at the time of such change, of any such securities then still outstanding for the consideration, if any, received by the Corporation therefor and to be received on the basis of such changed price or rate.

               (f)  Recapitalizations. If at any time or from time to time there
                    -----------------
shall be a Recapitalization of the Common Stock, Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4), provision shall be made so that the holders of the Preferred Stock will thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred) shall be applicable after that event in as nearly an equivalent manner as may be practicable.

               (g)  No Impairment. Without the consent of the holders of the
                    -------------
Preferred Stock, as set forth in Section 6 below, the Corporation, whether by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, will not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but at all times in good faith will assist in the carrying out of all of such action as may be necessary or appropriate in order to protect the conversion rights pursuant to this Section 4 of the holders of the Preferred Stock against dilution or other impairment.

               (h)  Certificate as to Adjustments. Upon the occurrence of each
                    -----------------------------
adjustment or readjustment of the Conversion Rate pursuant to this Section 4, the Corporation at its expense promptly will compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation, upon the written request at any time of any holder of Preferred Stock, will furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments,
(ii) the Conversion Rate for the Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred, as applicable, at the time in effect, and
(iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Preferred Stock held by such holder.

               (i)  Notices of Record Date. In the event that the Corporation
                    ----------------------
shall propose at any time:

                    (1) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

                    (2) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or any other similar rights;

                    (3) to effect any reclassification or recapitalization of its Common Stock outstanding which results in a change in the Common Stock; or

                    (4) a liquidation, dissolution or winding up as described in Section 3(c) of this Article IV;

     Then, in connection with each such event, the Corporation shall send a written notice, pursuant to Section 4(k) below, to the holders of the Preferred Stock as follows:

                    (1) at least 20 days prior to the date on which a record shall be taken for such dividend, distribution or subscription offer (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote on the matters referred to in clauses
(3) and (4) above; and

                    (2) in the case of the matters referred to in clauses (3) and (4) above, at least 20 days prior to the date when the same shall take place and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event or the record date for the determination of such holders if such record date is earlier.

               (j)  Reservation of Stock Issuable Upon Conversion. The
                    ---------------------------------------------
Corporation at all times will reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Preferred Stock such number of its shares of Common Stock as from time to time will be sufficient to effect the conversion of all then outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock is not sufficient to effect the conversion of all then outstanding shares of Preferred Stock, in addition to such other remedies as may be available to the holders of the Preferred Stock for such failure, the Corporation will take such corporate action as, in the opinion of its counsel, may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as will be sufficient for such purpose.

               (k)  Notices. Any notices required by the provisions of this
                    -------
Section 4 to be given to the holders of the Preferred Stock must be in writing and will be deemed given upon personal delivery, one day after deposit with a reputable overnight courier service for overnight delivery or after transmission by facsimile telecopier with confirmation of successful transmission, or five days after deposit in the United States mail, by registered or certified mail postage prepaid, or upon actual receipt if given by any other method, addressed to each holder of such record at the holder's address appearing on the books of the Corporation.

          5.   Redemption.
               ----------

               (a)  Redemption Election. The holders of not less than two-thirds
                    -------------------
of the outstanding shares of the Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred, as applicable, may elect, on or after the date eight years from the Original Issue Date of the Series B Preferred, by written notice to the Corporation (the date of such written notice referred to herein as the "Redemption Notice Date") to have the outstanding shares of the Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred redeemed by the Corporation pursuant to this Section 5.

               (b)  Redemption Schedule. In the event of the election referred
                    -------------------
to in Section 5(a) of this Article IV, the Corporation will redeem the Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred, according to the following schedule: (a) one-third of each holder's shares of Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred, as applicable, outstanding sixty days after the Redemption Notice Date (the "Redemption Date") will be redeemed by the Corporation on the Redemption Date (or if such date is not a business day, then the next business day); (b) one-third of each holder's shares of Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred, as applicable, outstanding as of the first anniversary of the Redemption Date will be redeemed by the Corporation on such first anniversary (or if such date is not a business day, then the next business day); and (c) the balance of each holder's shares of Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred outstanding as of the second anniversary of the Redemption Date will be redeemed by the Corporation on such second anniversary (or if such date is not a business day, then the next business day). The Corporation shall effect such redemptions on a pro rata basis on the applicable dates by paying in cash in exchange for each share of Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred to be redeemed a sum equal to the Redemption Price (as defined below).

               (c)  Redemption Price. The amount per share payable upon such
                    ----------------
redemption of Preferred Stock will be the Original Purchase Price of the Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred, as applicable (as appropriately adjusted for any Recapitalizations), plus any declared but unpaid dividends on such shares (the "Redemption Price").

               (d)  Redemption Notice. At least fourteen (14) days prior to the
                    -----------------
initial Redemption Date, written notice (the "Redemption Notice") will be mailed, postage prepaid, to each holder of record of the Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred at the holder's address last shown on the records of the Corporation, specifying the Redemption Price of the shares to be redeemed and the Redemption Date, and calling upon such holder to surrender to the Corporation for redemption, in the manner and at the place designated in the Redemption Notice, the holder's certificate or certificates representing the shares of Preferred Stock being redeemed, and thereupon the Redemption Price of such shares will be payable without interest to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate will be canceled to the extent redeemed.

               (e)  Insufficient Funds. If no funds or insufficient funds are
                    ------------------
legally available to redeem all of the shares of Preferred Stock then due to be redeemed on a Redemption Date, then (i) the maximum possible number of shares of Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred permitted to be redeemed shall be so redeemed pro rata (based on aggregate Redemption Price to be redeemed) among the holders of the Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred, as applicable, and
(ii) any of such shares which are not redeemed shall be carried forward and shall be redeemed (together with other shares of Preferred Stock which are then due to be redeemed) at the next such redemption date scheduled under Section 5(b) of this Article IV to the full extent of legally available funds of the Corporation at such time. Shares of Preferred Stock which are subject to redemption, but which have not been redeemed due to insufficient legally available funds, shall continue to be outstanding and entitled to all dividend, liquidation, conversion and other rights, preferences, privileges and restrictions of the Preferred Stock, until such shares have been converted or redeemed and the Redemption Price has been paid or set aside with respect to such shares. Any failure by the Corporation to comply with the redemption procedures set forth in Section 5(b) of this Article IV shall not relieve the Corporation of its obligations to redeem the shares of Preferred Stock under this Section 5. Notwithstanding any election to be redeemed, any holder of any Preferred Stock may convert such shares in accordance with Section 4 of this
Article IV at any time prior to the close of business on the business day next preceding the applicable redemption date for such shares.

          6.   Covenants.
               ---------

               (a) In addition to any other rights provided by law, so long as any shares of Preferred Stock shall be outstanding, the Corporation, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of such outstanding shares of Preferred Stock (with the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred voting together as a single class), will not:

                    (1) increase or decrease the authorized number of shares of the Preferred Stock or the Common Stock;

                    (2) apply any of its assets to the redemption, repurchase, acquisition, payment of dividends or other distributions directly or indirectly, through subsidiaries or otherwise, of any shares of any class or series of equity securities (except for (i) redemption of any series of Preferred Stock pursuant to Section 5 of this Article IV, or (ii) acquisitions of Common Stock by the Corporation pursuant to agreements which permit the Corporation to repurchase such shares upon termination of services to the Corporation or in exercise of the Corporation's right of first refusal on a proposed transfer);

                    (3) sell, lease or dispose of all or substantially all of the assets of the Corporation, or effect a merger or consolidation of the Corporation with or into any other corporation or corporations or other entity, or any other corporate reorganization where the stockholders of the Corporation immediately prior to such event do not obtain or retain a majority of the outstanding equity in the successor entity; or

                    (4) amend the Certificate of Incorporation or bylaws to change the authorized number of directors of the Corporation's board of directors.

               (b) In addition to any other rights provided by law, so long as any shares of Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred, as applicable, shall be outstanding, the Corporation, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of such outstanding shares of Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred, (each voting as a separate class), as applicable, will not:

                    (1) amend or repeal any provision of, or add any provision to, the Corporation's Certificate of Incorporation or bylaws if such action would alter, change or waive any of the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred; or

                    (2) create, whether by reclassification or otherwise, any shares of any class or series of stock ranking senior to or on parity with the Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred, as to dividends, voting, liquidation preference, conversion or redemption rights.

                                      V.

     To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

     Neither any amendment, modification nor repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall eliminate, reduce or adversely affect, any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, modification, repeal or adoption of an inconsistent provision.

                                      VI.

     Effective upon the closing of a firm commitment underwritten public offering of Common Stock of the Corporation, no action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders.

                                     VII.

     Effective upon the closing of a firm commitment underwritten public offering of Common Stock of the Corporation, no stockholder will be permitted to cumulate votes at any election of directors.

                                     VIII.

     Notwithstanding the foregoing, effective upon the closing of a firm commitment underwritten public offering of Common Stock of the Corporation, the Board of Directors shall be divided into three classes, the members of each class to serve for a term of three years; provided that the directors shall be elected as follows: at the first annual meeting of the stockholders held following the closing of a firm commitment underwritten public offering of Common Stock of the Corporation, the directors in the first class shall be elected for a term of three years, at the second annual meeting following such date, the directors in the second class shall be elected for a term of three years, and at the third annual meeting following such date, the directors in the third class shall be elected for a term of three years. The Board of Directors by resolution shall nominate the directors to be elected for each class. At subsequent annual meetings of stockholders, a number of directors shall be elected equal to the number of directors with terms expiring at that annual meeting. Directors elected at each such subsequent annual meeting shall be elected for a term expiring with the annual meeting of stockholders three years thereafter.

                                      IX.

     The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation, but the stockholders may make additional by-laws and may alter or repeal any by-law whether adopted by them or otherwise.

     Notwithstanding any other provision of this Certificate of Incorporation, the Bylaws of the Corporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of stock of the Corporation required by law, this Certificate of Incorporation or any Preferred Stock designation, the affirmative vote of sixty-six and two-thirds percent (66-2/3%) of the voting power of the then outstanding shares of the voting stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the modification, amendment or repeal of
Section 2.2 (Annual Meeting), Section 2.3 (Special Meeting), Section 2.5 (Advance Notice of Stockholder Nominees and Stockholder Business), Section 3.3 (Election and Term of Office of Directors) and Section 3.4 (Resignation and Vacancies) of the Bylaws of the Corporation or of Article VIII or this Article IX of this Certificate of Incorporation.

                                      X.

     Elections of directors need not be by written ballot except and to the extent provided in the Bylaws of the Corporation.

                                      XI.

     The Corporation is to have perpetual existence.

                                     XII.

     The number of directors which constitute the whole Board of Directors of the Corporation shall be designated in the Bylaws of the Corporation.

                                     XIII.

     Advance notice of new business at stockholders' meetings and stockholder proposals and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

                                     XIV.

     Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the laws of the State of Delaware) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

                                      XV.

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred herein are granted subject to this reservation.

                                     XVI.

     The name and mailing address of the incorporator are as follows:

     Lynn Hashimoto
     Wilson Sonsini Goodrich & Rosati
     650 Page Mill Road
     Palo Alto, CA 94304-1050

     The undersigned incorporator hereby acknowledges that the above Certificate of Incorporation of 2Bridge, Inc., is her act and deed and that the facts stated therein are true.

Dated: ____________, 2000

                                         _______________________________________
                                         Lynn Hashimoto